UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2008

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York 10010

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2008, dELiA*s, Inc. (the “Company”) and certain of its wholly owned subsidiaries (the Company and such subsidiaries are collectively referred to as the “Borrowers”) entered into a Second Amendment (the “Second Amendment”) to the Second Amended and Restated Loan and Security Agreement dated as of May 17, 2006 by and among the Borrowers and Wells Fargo Retail Finance II, LLC (as amended, the “Loan and Security Agreement”).

The purposes of the Second Amendment are to (i) revise the Inventory Advance Rate grid to provide additional availability under the Loan and Security Agreement during certain periods to better coincide with the Company’s flow of inventory and (ii) increase the maximum amount of available letters of credit from $10 million to $15 million.

The foregoing summary of the Second Amendment and the Loan and Security Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment and the Loan and Security Agreement, each of which is incorporated herein by reference. The Second Amendment is attached hereto as Exhibit 10.1 and the Loan and Security Agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 23, 2006.

Item 7.01. Regulation FD Disclosure.

The Company has been informed that funds under the management of MLF Investments, LLC (the “Funds”) have postponed the distribution to the Funds’ investors of those shares of the Company’s Common Stock that the Funds hold.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following Exhibit is being filed herewith:

Exhibit No.	Description
10.1	Second Amendment, dated as of June 26, 2008, to Second Amended and Restated Loan and Security Agreement among Wells Fargo Retail Finance II, LLC, dELiA*s, Inc., Alloy Merchandise, LLC, dELiA*s Assets Corp., Skate Direct, LLC, dELiA*s Group Inc., dELiA*s Operating Company, dELiA*s Retail Company, and DACCS, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.
(Registrant)

Date: June 30, 2008	By:	/s/ Stephen A. Feldman
Stephen A. Feldman, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amendment, dated as of June 26, 2008, to Second Amended and Restated Loan and Security Agreement among Wells Fargo Retail Finance II, LLC, dELiA*s, Inc., Alloy Merchandise, LLC, dELiA*s Assets Corp., Skate Direct, LLC, dELiA*s Group Inc., dELiA*s Operating Company, dELiA*s Retail Company, and DACCS, Inc.